EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated March 13, 2003,  between:

BIOJECT MEDICAL TECHNOLOGIES INC. (“BMT”), a Corporation incorporated under the laws of the State of Oregon having its principal offices at 7620 SW Bridgeport Rd., Portland, Oregon 97224

BIOJECT INC., a Corporation incorporated under the laws of the State of Oregon having its principal offices at 7620 S.W. Bridgeport Road, Portland, Oregon, 97224 (collectively referred to as the “Company”)

AND:

J. Michael Redmond
10 Canterbury Road
Windham, NH 03087
(the “Executive”)

RECITALS:

1.                                      The Company desires to secure the services and expertise of the Executive and to ensure the availability of the Executive to the Company;

2.                                      The Executive desires to serve in the employ of the Company on a full-time basis for the period and upon the terms and conditions provided for in this Agreement; and

3.                                      The Executive and the Company desire to execute an agreement entered into between them.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties noted above agree as follows:

SECTION 1

1.1                               Employment

The Company appoints the Executive to and retains the Executive for the position of Senior Vice President of Business Development for the Company, and the Executive accepts such appointment.  This appointment becomes effective April 1, 2003.

1.2                               Approval by the Board

The Company represents, if required by its Bylaws, that the appointment of the Executive to the position referred to in Section 1.1 will be approved by the Board of Directors of the Company (the “Board”) and that all corporate action required to effect the appointment will be taken.

1.3                               Definitions

As used in this agreement:

a.                                       “Confidential Information”  means any of the Company’s customers, employees, products, processes, services, financial information, marketing techniques, merchandising, business strategies, or plans, research, development, systems, inventions or any other trade secret or information pertaining to any of the preceding terms.

b.                                      “Conflicting Product”  means any device, process or service of any person or organization other than the Company, in existence or under development, which resembles or competes with the current or projected products, processes or services of the Company.

c.                                       “Conflicting Organization”  means any person or organization engaged or about to become engaged in research, development, production, marketing or selling of a Conflicting Product.

d.                                      “Inventions” means discoveries, concepts, and ideas, whether patentable or not, including but not limited to, procedures, processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which the Employee becomes acquainted as a result of his employment by the Company.

SECTION 2 - DUTIES/RESPONSIBILITIES

2.1                               Duties/Responsibilities

During the employment term and any renewals thereof, the Executive will devote such time, attention, skill and efforts as may be necessary to assure the full performance of his duties and responsibilities, to the best of his abilities, with such authority as is customarily associated with the position of Senior Vice President of Business Development.  The Executive hereby accepts and agrees to such engagement of services, and will devote himself solely to the operation of the Company’s business.  The Executive may continue his existing involvement in an advisory or board capacity with non-competing organizations.

2.2                               Reporting

In conducting his duties under this Agreement, the Executive shall report to the Chief Executive Officer and Chairman of the Board of Directors of the Company.

2.3                               Relocation Adjustment

Bioject will reimburse the Executive an amount equal to $75,000, net of applicable income taxes, which amount represents a one time cost of living adjustment associated with the Executive relocating to New Jersey.  In addition, the Executive will be reimbursed by the company for customary relocation expenses including:  moving expenses of household goods; temporary living and house hunting expenses; closing costs and real estate commissions on the sale of Executive’s house up to 6%.

SECTION 3 - COMPENSATION

3.1                               Salary

For the Executive’s services to the Company, the Executive shall be entitled to receive a minimum annual gross salary of $210,000.  Not less than once during each year of employment and based upon the Company’s fiscal year, the Chief Executive Officer shall review the Executive’s performance, duties and compensation (including both base pay and annual stock options) for the purpose of promotion and/or increasing the compensation payable to the Executive.  Executive’s salary shall be paid in bi-weekly installments during the calendar year for the term of this Agreement.  The Company shall deduct or withhold from such payments to the Executive the sums as are required under applicable laws for worker’s compensation, income taxes and other benefits in accordance with Company policy.

3.2                               Bonus

The Executive will continue under the current bonus system (see Exhibit A), in effect as of the signing of this agreement and will be reviewed with the Executive on an annual basis.

3.3                               Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable out-of-pocket expenses, including, without limitation, all travel and entertainment expenses payable or incurred by the Executive in connection with his duties as an employee of the Company under this Agreement.  It is the policy of the Company for employees to travel as inexpensively as possible, utilizing economy airfare and standard rental cars.  All payments or reimbursements shall be made promptly upon submission by the Executive of vouchers, bills or receipt for all expenses.

3.4                               Other Benefits

The Executive will be entitled to participate in the Company’s employee benefit programs for medical, dental, life, long and short term disability insurance, employee stock purchase, and 401(k) Plan according to the terms, conditions and eligibility requirements set forth in the individual plan provisions.  The Executive will accrue flexible time off (FTO) at 15.5 hours per month.  This equates to over four weeks of vacation for the first year.

3.5                               Disability

Should Executive become disabled and unable to perform substantially all of his duties under this Agreement, as documented by an independent physician selected jointly by the Executive and the Company, the Company will continue paying the Executive any bonus earned and previously awarded, together with his then-current salary at seventy-five percent (75%) of current salary for a period of not greater than six (6) months from the disability date.  Should the disability continue, payments by the Company will then be reduced to fifty percent (50%) of current salary for any remaining period of disability not to exceed an additional six (6) months.  Health and dental insurance and other benefit coverage will continue for the duration of these payments, for a maximum time period not to exceed twelve (12) months.  Should payments to Executive under worker’s compensation and/or disability insurance programs, when combined with Company payments, exceed seventy-five percent (75%) of employee’s current salary, the Company will reduce its payment by the excess amount.

3.6                               Car Allowance

The Executive will continue to receive a car allowance of $500.00 per month as part of his compensation.

SECTION 4 - TERMS OF EMPLOYMENT

4.1                               Duration

The term of this Agreement shall commence April 1, 2003.  It shall continue for an initial term of two consecutive one-year periods, subject to the early termination provisions of this Section 4.  Upon expiration of the initial term, this Agreement will be automatically renewed for successive one-year terms unless either the Executive or the Company shall, upon three months written notice to the other, elect not to renew this Agreement for any year.  Non-renewal of the Agreement by the Company shall be deemed a termination pursuant to Section 4.2(a)(ii), and shall be subject to the severance compensation provisions related to termination under that Section.

4.2                               Termination by the Company

(a)                                  The Company may terminate this Agreement:

(i)            Immediately if it is determined by the Board of Directors that the Executive’s actions:  (1) constitute a material breach of his duties hereunder, followed by Executive’s failure to cure such breach within a period of not less than 60 (sixty) days after receiving written notice thereof, or (2) conviction of a criminal act reflecting adversely on the business or reputation of the Company or (3) have resulted in the Executive, in his personal capacity, being indicted or sanctioned or his entering into a consent decree, in connection with any investigation of, allegation of wrongdoing by, or other formal proceeding against the Executive, by the United States Food and Drug Administration or the United States Securities and Exchange Commission, whether related to the business of the Company or to any other past employment or activity of the Executive; or

(ii)           With or without other cause at any time by giving written notice to the Executive.

(b)                                 Upon termination of this Agreement by the Company:

(i)            Pursuant to Section 4.2(a)(i):

A.                                   The salary and Company sponsored benefits payable to the Executive pursuant to Section 3.1 shall be paid in regular bi- weekly installments for twelve months (12) months following the date of termination;  if however, the Executive finds an appropriate job during the severance period, the Executive agrees to inform the Company and severance benefits will be forfeited from that point.

B.                                     All other forms of compensation payable to the Executive pursuant to Section 3 shall terminate on the date of termination, except that as expeditiously as possible following the termination, the Company shall pay or reimburse the Executive for all expenses incurred prior to the termination pursuant to Section 3.3, together with any bonuses earned by and previously awarded to the Executive pursuant to Section 3.2 prior to the date of termination.

(ii)           Pursuant to Section 4.2(a)(ii), Section 4.1 or Section 4.5:

A.                                   The salary and Company sponsored benefits payable to the Executive pursuant to Section 3.1 shall be paid for the period commencing on the date of the termination and continuing for twelve (12) months following the date of termination; and

B.                                     All other forms of compensation payable to the Executive pursuant to Section 3 shall terminate, except that as expeditiously as possible after the termination, the Company shall pay or reimburse the Executive for all expenses incurred prior to the termination pursuant to Section 3.3, together with any bonuses earned by and previously awarded to the Executive pursuant to Section 3.2 prior to the date of termination.

4.3                               Termination by Executive

The Executive may terminate this Agreement at any time by giving written notice to the Company.  Upon termination of this Agreement by the Executive pursuant to this Section:

(a)                                  The salary payable to the Executive pursuant to Section 3.1 shall be prorated to the date of the termination; and

(b)                                 Except for the severance package made available to the Executive pursuant to Section 2.3 and Section 4.2(b)(ii), all other forms of compensation payable to the Executive pursuant to Section 3 shall terminate on the date of the termination.  As expeditiously as possible after termination of the Executive’s employment, the Company shall pay or reimburse the Executive for all expenses incurred prior to the termination pursuant to Section 3.3.

4.4                               Termination Upon Death

This Agreement shall terminate immediately upon the Executive’s death.  In the event of the Executive’s death:

(a)                                  The Company shall pay to the Executive’s estate the salary otherwise payable to the Executive pursuant to Section 3.1 through the last day of the calendar month in which the Executive’s death occurs and for a period of sixty (60) days thereafter; and

(b)                                 As expeditiously as possible after the Executive’s death, the Company shall pay or reimburse the Executive’s estate for all expenses incurred pursuant to Section 3.3 prior to such death, together with any bonuses earned by and awarded to the Executive pursuant to Section 3.2 prior to the date of such death.

4.5                               Change in Control

If at any time during the term of this Agreement a Change in Control (as defined below) of the Company occurs, then, as to such Change in Control, the Company will utilize its best efforts to make appropriate provisions to preserve the rights and interests of the Executive pursuant to this Agreement.  Failure of the Company to preserve such rights and interests of the Executive will, at the Executives option, be deemed a termination pursuant to Section 4.2(a)(ii), and will be subject to the severance compensation provisions related to termination under that Section.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)                                  The approval by the shareholders of BMT of:

(1)                                  any consolidation, merger or plan of share exchange involving BMT (a “Merger”) as a result of which the holders of outstanding securities of BMT ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

(2)                                  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of BMT; or

(3)                                  the adoption of any plan or proposal for the liquidation or dissolution of BMT; or

(b)                                 Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than BMT, have become the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

4.6                               Acts Upon Termination

Upon termination of Executive’s employment with the Company, all computers, equipment, documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in the Executive’s possession, whether prepared by himself or others, will be delivered to the Company within thirty (30) days of such termination.  The obligations of the Executive in Sections 6.1 and 6.2 of this Agreement shall survive any termination of the Executive.

SECTION 5 - STOCK

5.1                               Grant of Stock Options

As soon as possible following the receipt of shareholder approval at the Company’s Annual Meeting in June 2003, the Executive and the Company shall execute an Incentive Stock Option Agreement granting the Executive 25,000 options to purchase shares of BMT at a strike price equal to the fair market value of the Company’s stock on the date of grant.  These options vest as follows:  33.3% (8,333) on each of the Executive’s first three annual anniversaries of employment with the Company, provided he remains employed by the Company during each year.  All options granted will be subject to the same terms and conditions as typically provided in options granted under the Company’s 1992 Stock Incentive Plan.

The Stock Option Agreements related to such options will provide that, in the event of (A) a Change in Control, or (B) termination of employment pursuant to Section 4.2(a)(ii) (including deemed termination pursuant to such section pursuant to Section 4.1), all stock options which have been awarded to the Executive, but are not yet vested, will vest immediately.

5.2                               Registration

It is understood that BMT is a reporting company within the requirements of the Securities and Exchange Commission (“SEC”) and has elected to register the options granted hereunder with the SEC.

SECTION 6 - MISCELLANEOUS

6.1                               Disclosure of Information and Employee Restrictions

Executive agrees to the following:

a.                                       Executive agrees that he shall not, during his employment, either as an individual or as part of an organization, throughout North America or Europe, compete with the Company or render services directly or indirectly, to any Conflicting Organization or himself establish or acquire any interest, directly or indirectly, in a Conflicting Organization, nor will he assist any other person or entity to do so;

b.                                      Executive will not during his employment solicit or sell to any of the Company’s present or future customers, a Conflicting Product or service nor will he assist any other person or entity to do so;

c.                                       Except as required in his duties to the Company, the Executive will not, during or for five years after his employment, directly or indirectly use, disseminate, disclose, lecture upon, or publish any Confidential Information without Company’s written consent.

In the event this Agreement is terminated, for whatever reason, Executive agrees that he shall not, for two years following the date of termination:

a.                                       Either as an individual or as part of an organization, throughout Canada or the United States, compete with the Company or render services directly or indirectly, to the companies listed in exhibit A, or to any Conflicting Organization (unless the services are not directed towards a conflicting product) or himself establish or acquire any interest, directly or indirectly, in a Conflicting Organization, nor will he assist any other person or entity to do so; and

b.                                      He will not employ, without the consent of the Company, directly or indirectly, any past or present employees of the Company, nor will he assist any other person or entity to do so; and

6.2                               Arbitration and Jurisdiction

As a matter of operating practice, the Company expects to resolve disagreements or conflicts by mutual negotiation in good faith.  Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement shall be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association.  Such arbitration shall be conducted in Portland, Oregon by one arbitrator, with one discovery allowed by each party to this agreement.  This agreement is entered into and shall be interpreted and enforced according to the laws of the State of Oregon; both parties consent to personal jurisdiction for that purpose.

6.3                               Notices

Any notice or other communication required or permitted to be given under this Agreement shall be in writing, given by personal delivery or sent by first class mail, postage prepaid, addressed as follows:

To the Executive:	J. Michael Redmond
10 Canterbury Road
Windham, NY 03087
(the “Executive”)

To the Company:	Secretary to the Board of Directors
Bioject Medical Technologies Inc.
7620 S.W. Bridgeport Road
Portland, Oregon 97224

Either party, by notice as provided above, may change the address to which subsequent notice shall be given.  Any notice given herein shall be deemed received seven (7) days after posting in a post office box; PROVIDED, HOWEVER, that if there should be a postal strike, slow-down or other labor dispute which may effect the delivery of such notice through the mail between the time of mailing and the actual receipt of the notice, then such notice shall be effective only if actually delivered.

6.4                               Assignment

This Agreement is a personal employment agreement addressing services, compensation and benefits.  It may not be assigned by either party without the prior written consent of the other party; however, during his employment term, the Executive may by written assignment assign all or any portion of the compensation or benefits to which he is entitled under Section 3 to any member of his immediate family or to any corporation, partnership or other business entity controlled by the Executive.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

6.5                               Indemnity

The Executive, his heirs, executors, administrators, estate and effects, shall at all times be indemnified and held harmless by the Company from and against:

a.                                       All costs, charges and expenses whatsoever sustained or incurred as a result of any action, suit or proceeding, whether civil, criminal, administrative, or investigative, that is brought, commenced or prosecuted for or in respect of any act, deed, matter or thing whatsoever made, done or permitted in or about the execution of the Executive’s duties; and

b.                                      All other costs, charges and expenses sustained or incurred in or about or in relation to the affairs of the Company;

Except such costs, charges or expenses as are occasioned by the criminal act, willful gross neglect or default of duties by the Executive.  At all such times that the Company obtains and maintains directors and officers errors and omissions insurance, Executive shall be a beneficiary of such policy(ies).

6.6                               Amendment and Severability

This Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.  All agreements and covenants herein contained in this Agreement are deemed to be severable, and in the event any portion of this Agreement is declared to be invalid, this Agreement shall be interpreted as if such invalid portion or covenant were severed and not contained herein, with all other terms of this Agreement remaining valid and binding on the parties hereto.

6.7                               Entire Agreement

This agreement specifies all of the terms and conditions of an employment agreement entered into between the parties on April 1, 2003, which terms and conditions have been negotiated prior to that date.

6.8                               Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except as otherwise expressly provided herein.

6.9                               Review of Legal Counsel

The Executive acknowledges that he has had adequate time and opportunity to consult with legal counsel of his own selection prior to entering into and executing this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement effective on the day and year first written above.

/s/ J. Michael Redmond
J. Michael Redmond

BIOJECT MEDICAL TECHNOLOGIES INC.

By:	/s/ James C. O’Shea
Name:	James C. O’Shea
Title:	Chief Executive Officer and President

BIOJECT INC.

By:	/s/ James C. O’Shea
Name:	James C. O’Shea
Title:	Chief Executive Officer and President

Exhibit A

Business Development Bonus Program

1.                                       This bonus program is effective beginning January 1, 2003, and will expire on December 31, 2003.

2.                                       The bonus is a team-based bonus designed to provide an incentive and further compensate the Senior Vice President and Vice President of Business Development for executing partnering agreements.  A bonus equal to 15% of their respective annual base salaries will be paid to the Senior VP and VP of Business Development.  The bonus is earned by both employees on all executed partnering/licensing agreements that include either license fees, milestone payments, equity investments, research fees and/or products sales that total a minimum of $500,000 paid to Bioject.

3.                                       The bonus will be paid within 30 days of the signing of the partnering agreement and receipt of $500,000 in payments to Bioject.

4.                                       This bonus program will be considered an amendment to the employment contracts of the Senior VP and VP of Business Development currently in effect and will replace the previous bonus programs that were part of those agreements.